UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

               Commission File Number of issuing entity      333-130536-24
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                Banc of America Funding 2007-6 Trust
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            (Exact name of issuing entity as specified in its charter)


              Commission File Number of depositor            333-130536
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                  Banc of America Funding Corporation
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            (Exact name of depositor as specified in its charter)


                 Bank of America, National Association
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            (Exact name of sponsor as specified in its charter)


        214 North Tryon Street, Charlotte, North Carolina 28255
                           704-386-2400
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Class A-R, Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5
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           (Title of each class of securities covered by this Form)

  None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                  Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice
date:   11
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Pursuant to the requirements of the Securities Exchange Act of 1934, Banc of America Funding 2007-6 Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 24, 2008          By: /s/  Tommy Harris
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                                           Tommy Harris
                                         Senior Vice President

CitiMortgage Inc.
as Master Servicer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.